Exhibit 3.1(b)

KIMCO REALTY CORPORATION

ARTICLES OF AMENDMENT

Kimco Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by adding the following new Section at the end of ARTICLE IV:

E.        Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid only if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Assistant Secretary on this 8th day of May, 2014.

ATTEST:	KIMCO REALTY CORPORATION

By: /s/ Kathleen M. Gazerro	By: /s/ David B. Henry (SEAL)
Kathleen M. Gazerro	Name: David B. Henry
Assistant Secretary	Title: President and Chief Executive Officer

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